Exhibit 99.1

AUGUST 4, 2004

PRESS RELEASE

SAUER-DANFOSS INC. REPORTS SECOND QUARTER 2004 RESULTS

Company Reports Record Sales, Earnings and Cash Flow

CHICAGO, Illinois, USA, August 4, 2004—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the second quarter ended June 30, 2004.

SECOND QUARTER REVIEW

Second Quarter Results at an All-Time High

Net income for the second quarter of 2004 was a record $21.6 million, or $0.46 per share, compared to second quarter 2003 net income of $11.3 million, or $0.24 per share.  Second quarter 2003 results were impacted by a pre-tax charge of $0.7 million, or $0.01 per share, related to the relocating of production from a North American facility into an existing Eastern European plant.  On a comparable basis, the earnings improvement amounted to $0.21 per share, or 84 percent.

Record Sales Driven by Strong U.S. Market

Net sales for the second quarter increased 23 percent to $379.1 million, compared to sales of $308.5 million for the same period last year.   Excluding the impact of currency translation rate changes, sales increased by 18 percent over the prior year period.  Comparison to prior year’s quarter was not impacted by acquisitions.  Regionally, sales increased most significantly in the Americas, up 30 percent, while European and Asia-Pacific sales rose 9 percent and 12 percent, respectively, excluding the impact of currency fluctuations.

All operating segments contributed to the sales increase year over year. Excluding the impact of currency, Propel sales increased 25 percent, followed by Work Function with a 14 percent increase, and Controls with a 12 percent improvement over the same quarter in 2003.

David Anderson, President and Chief Executive Officer, commented, “We are very pleased to report record sales, earnings, and cash flow results for the quarter, all of which reflect our best performance since the Company went public

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

in 1998.  These record results were driven principally by our strong markets together with reduced costs resulting from our restructuring activities over the past year.”

Strong Order and Backlog Levels

Orders received for the second quarter of 2004 were $381.3 million, up 29 percent from the same period last year.  Excluding currency translation rate changes, orders were up 25 percent.

Total backlog at the end of the second quarter of 2004 was $415.4 million, up 15 percent from the second quarter of 2003. Excluding currency impact, backlog was up 11 percent compared with the second quarter of 2003.

Anderson commented, “Both our orders and backlog levels reflect the continued strength we are seeing in our markets.  Sales into all major geographic regions and end-user markets were up over last year.”

SIX MONTH REVIEW

Six Month Sales and Earnings Reflect Record Second Quarter Results

Net sales for the six months ended June 30, 2004, were $740.2 million, an increase of 22 percent over sales of $608.9 million for the first six months of 2003.  On a comparable basis, excluding acquisitions and the impact of currency fluctuations, net sales were up 14 percent over last year.

Net income for the first six months of 2004 was up 52 percent to $32.6 million, or $0.69 per share, compared to net income for the same period last year of $21.4 million, or $0.45 per share.

Record Cash Flow

Cash flow from operations for the first six months of 2004 was a record $69.7 million, an increase of 16 percent over the $60.3 million for the same period last year.  Capital expenditures for the six-month period were $29.5 million, up from $25.2 million for the comparable period in 2003.

“Our cash flow was a record for both the quarter and the first six months,” stated David Anderson.  “As anticipated, capital expenditures are increasing slightly over last year, with our expenditures directed toward new processes and additional capacity for select products in response to the strong U.S. market.  At the same time we are continuing our emphasis on reducing our asset base and improving our asset management.  The strong cash flow has allowed us to reduce our debt levels.”  Anderson continued, “Our debt to total capital ratio, or leverage ratio, improved to 41 percent at the end of the second quarter from 46 percent at the end of the first quarter.”

OUTLOOK

Upward Revision to Expectations for 2004

Anderson concluded, “As history over the last few years has demonstrated, our second half of the year can be very challenging, since the markets we serve are seasonal.  However, our strong backlog position, coupled with the benefits of our restructuring and operational improvements, gives us confidence that we will be profitable in the second half.  Therefore we are increasing our earnings expectation for the full year to $0.70 to $0.80 per share.  The most recent earnings expectation, from May 3, 2004, was $0.60 to $0.75 per share.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,500 employees worldwide and revenue of more than $1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,”

“believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the U.S. economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, has been improving over the past several months making it difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. has been improving, the economic situation in the rest of the world has not necessarily followed the trend in the U.S.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.    Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its OEM customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; business relationships with significant customers and suppliers; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting domestic and foreign operation, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability, U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
(Dollars in thousands except per share data)	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Net sales	379,117	308,462	740,171	608,887
Cost of sales	272,930	231,167	546,307	459,918
Gross profit	106,187	77,295	193,864	148,969
Selling	21,195	19,600	42,569	38,123
Research and development	12,907	10,953	26,120	21,333
Administrative	28,811	18,652	54,660	36,636
Total operating expenses	62,913	49,205	123,349	96,092
Income from operations	43,274	28,090	70,515	52,877
Nonoperating income (expenses):
Interest expense, net	(4,332)	(4,412)	(8,866)	(8,529)
Minority interest and earnings of affiliates, net	(7,490)	(4,963)	(13,313)	(9,450)
Other, net	(52)	(2,053)	446	(3,402)
Income before income taxes	31,400	16,662	48,782	31,496
Income taxes	(9,793)	(5,400)	(16,152)	(10,069)
Net income	21,607	11,262	32,630	21,427
Net income per share:
Basic net income per common share	0.46	0.24	0.69	0.45
Diluted net income per common share	0.46	0.24	0.69	0.45
Weighted average shares outstanding:
Basic	47,409	47,400	47,407	47,398
Diluted	47,462	47,636	47,443	47,551
Cash dividends per common share	0.07	0.07	0.14	0.14

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Net sales
Propel	182,045	141,262	353,379	283,703
Work Function	107,935	90,700	213,892	179,130
Controls	89,137	76,500	172,900	146,054

Total	379,117	308,462	740,171	608,887

Segment Income (Loss)
Propel	35,521	22,390	56,615	36,830
Work Function	10,112	6,047	16,369	15,031
Controls	8,604	5,636	16,601	12,560
Global Services and Other Expenses, net	(11,015)	(8,036)	(18,624)	(14,946)

Total	43,222	26,037	70,961	49,475

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
(Dollars in thousands)	June 30, 2004	June 30, 2003

Cash flows from operating activities:
Net income	32,630	21,427
Depreciation and amortization	41,156	41,303
Minority interest in income of consolidated companies and earnings in affiliates, net	13,313	9,450
Net change in receivables, inventories, and payables	(49,038)	(29,882)
Other, net	31,604	17,992
Net cash provided by operating activities	69,665	60,290

Cash flows from investing activities:
Purchases of property, plant and equipment	(29,537)	(25,181)
Payments for acquisitions, net of cash acquired	(4,156)	(5,824)
Proceeds from sales of property, plant and equipment	405	171
Net cash used in investing activities	(33,288)	(30,834)

Cash flows from financing activities:
Net repayments on notes payable and bank overdrafts	(14,680)	(6,437)
Net repayments of long-term debt	(10,326)	(11,870)
Cash dividends	(6,641)	(6,640)
Distribution to minority interest partners	(4,840)	(3,841)
Net cash used in financing activities	(36,487)	(28,788)
Effect of exchange rate changes	825	1,454
Net increase in cash and cash equivalents	715	2,122
Cash and cash equivalents at beginning of year	15,086	12,397
Cash and cash equivalents at end of period	15,801	14,519

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2004	Dec. 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	15,801	15,086
Accounts receivable, net	249,823	186,293
Inventories	191,031	198,870
Other current assets	37,927	32,965
Total current assets	494,582	433,214
Property, plant and equipment, net	435,597	452,913
Other assets	208,383	215,627
Total assets	1,138,562	1,101,754

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	51,195	65,453
Long-term debt due within one year	218,985	159,590
Accounts payable	103,814	93,793
Other accrued liabilities	105,304	81,962
Total current liabilities	479,298	400,798
Long-term debt	56,092	130,408
Long-term pension liability	40,961	41,937
Deferred income taxes	55,582	56,126
Other liabilities	43,248	42,918
Minority interest in net assets of consolidated companies	41,251	32,353
Stockholders’ equity	422,130	397,214
Total liabilities and stockholders’ equity	1,138,562	1,101,754

Number of employees at end of period	8,016	7,409